Exhibit 4.1

AMENDMENT NO. 3 TO

SHAREHOLDER RIGHTS PLAN

THIS AMENDMENT NO. 3 TO SHAREHOLDER RIGHTS PLAN (this “Amendment”) dated as of April 20, 2016, is between Synovus Financial Corp., a Georgia corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Rights Plan (as defined below).

WHEREAS, the Company is a party to that certain Shareholder Rights Plan dated as of April 26, 2010, as amended as of September 6, 2011 and April 24, 2013 (as so amended, the “Rights Plan”), by and between the Company and the Rights Agent (as successor to Mellon Investor Services LLC);

WHEREAS, pursuant to, and subject to the terms of, Section 23 of the Rights Plan, at any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Plan in any respect without the approval of any holders of Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to amend the Rights Plan as set forth herein; and

WHEREAS, no Distribution Date has yet occurred, no person has yet become an Acquiring Person and subject to and in accordance with the terms of this Amendment, the Company has directed, and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

1. Amendments To Rights Plan.

1.1 The definition of “Final Expiration Date” in Section 1 of the Rights Plan is amended and restated in its entirety to read as follows:

“Final Expiration Date” means the close of business on April 29, 2019; provided that if a Stock Acquisition Date occurs fewer than thirty (30) days prior to such date, then the Final Expiration Date shall be the date that is thirty (30) days after the Stock Acquisition Date.”

1.2 The description of “Expiration” in Exhibit B of the Rights Plan is amended and restated in its entirety to read as follows:

“The Rights will expire on the earlier of (i) the close of business on April 29, 2019 (the “Final Expiration Date”), unless a Stock Acquisition Date occurs fewer than 30 days prior to such date, in which case the Final Expiration Date shall be the date that is thirty (30) days after the Stock Acquisition Date; (ii) the time at which all Rights are redeemed or exchanged; (iii) the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward; and (iv) a date prior to a Stock Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Rights Plan are no longer in the best interests of the Company and its shareholders.”

2. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Common Stock and, in the case of uncertificated shares, shares of Common Stock in book-entry form) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Common Stock and, in the case of uncertificated shares, shares of Common Stock in book-entry form).

3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

4. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent hereunder, the Rights Agent shall be entitled to resign immediately.

6. Effect of Amendment. Except as expressly modified by the Amendment, the Rights Plan and its exhibits shall remain in full force and effect. References in the Rights Plan to the “Rights Plan” (and related terms) shall (if they do not already contemplate and include amendments to the Rights Plan) hereafter refer to the Rights Plan as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Thomas J. Prescott
Name:	Thomas J. Prescott
Title:	Executive Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Nespoli
Name:	Michael Nespoli
Title:	Executive Director

[Signature Page to Amendment No. 3 to Shareholder Rights Plan]